SAVINGS PLAN FOR THE EMPLOYEES OF
                               ETHYL CORPORATION


To:     Participants in the Savings Plan for the Employees of Ethyl Corporation.

Re: Ethyl Corporation's Offer to Purchase for Cash Up to 35,000,000 Shares of its Common Stock

Date:   August 27, 1997


       This memorandum is being sent to you because you are a participant in the Savings Plan for the Employees of Ethyl Corporation (the "Savings Plan").

       The Savings Plan is described in its Summary Plan Description ("SPD"). Please refer to the Savings Plan SPD for more information regarding the Savings Plan.

ETHYL CORPORATION IS OFFERING TO PURCHASE SHARES OF ITS COMMON STOCK

       Ethyl Corporation (the "Company") is inviting its shareholders to tender shares of the Company's common stock, $1.00 par value per share (the "Shares"), for sale directly to the Company. Shareholders are being invited to tender their Shares at prices not in excess of $9.25 nor less than $7.75 per Share. The details of the invitation to Company shareholders, including NationsBank of Georgia, N.A., the trustee of the Savings Plan (the "Trustee") and holder of record of any Shares held in your Savings Plan accounts, are described in the Company's Offer to Purchase, dated August 27, 1997 (the "Offer to Purchase"), and this memorandum (which together constitute the "Offer" for purposes of tendering Shares held in your Savings Plan account). Copies of the Offer to Purchase and certain related materials (excluding the Letter of Transmittal), which are being sent to the Company's shareholders generally, are enclosed for your review.

       The Letter of Transmittal referred to above and in the Offer to Purchase cannot be used to tender the Shares held in your Savings Plan account: the enclosed Election Form for the Savings Plan is a substitute for the Letter of Transmittal and must be used to tender Shares in your Savings Plan account. Also, please note that if you hold an "odd lot," as described in Section 1 of the Offer to Purchase, in your Savings Plan account, the special odd lot purchase rule will not apply to your Shares in the Savings Plan. That is, the proration provisions that will apply if more than 35,000,000 Shares are properly tendered (as described in Section 1 of the Offer to Purchase) will apply to any Shares tendered from the Savings Plan, even if you are an odd lot holder. You are permitted, however, to make a conditional tender of the Shares allocated to your Savings Plan account. See Section 6 of the Offer to Purchase for the provisions governing conditional tenders.

YOUR DECISION WHETHER TO TENDER

       As a participant in the Savings Plan you may direct the Trustee to tender Shares allocated to your Savings Plan account pursuant to the Offer. PARTICIPANTS CONSIDERING TENDERING SHARES FROM THEIR SAVINGS PLAN ACCOUNT SHOULD REVIEW CAREFULLY THE TAX CONSEQUENCES OF DOING SO. SEE "POTENTIAL TAX CONSEQUENCES OF TENDERING SHARES" IN THIS MEMORANDUM. ALSO, THE PROCEEDS FROM ANY SALE OF SHARES FROM YOUR SAVINGS PLAN ACCOUNT WILL NOT BE DISTRIBUTED TO YOU. INSTEAD, ANY PROCEEDS WILL CONTINUE TO BE HELD IN THE SAVINGS PLAN AND WILL BE REINVESTED IN THE PRIME FUND (THE NATIONSBANK MONEY MARKET FUND). SEE "REINVESTMENT OF SALE PROCEEDS" IN THIS MEMORANDUM.

HOW TO TENDER SHARES; COMPLETION OF ELECTION FORM

       If you wish to direct the Trustee to tender all or part of the Shares in your Savings Plan account, you must complete and return the enclosed Election Form in accordance with the instructions specified on the Election Form. Before deciding whether or not to tender your Shares, please carefully read the enclosed materials.

       YOUR ELECTION WILL BE EFFECTIVE ONLY IF YOUR PROPERLY COMPLETED ELECTION FORM IS RECEIVED BY THE TRUSTEE AT ITS ADDRESS SET FORTH ON THE ENCLOSED RETURN ENVELOPE NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 22, 1997. Election Forms that are received after this deadline, and Election Forms that are not properly completed, will not be accepted. Examples of improperly completed Election Forms include Forms that are not signed and Forms that contain incorrect or incomplete information.

       Savings Plan participants who desire to tender Shares at more than one price must complete a separate Election Form for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn in accordance with the terms of the Offer) at more than one price. IN ORDER TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH ELECTION FORM.

       SAVINGS PLAN ACCOUNTS. Under the Savings Plan, you may direct the Trustee to tender all or part of the Shares that are allocated to your account including Shares that were purchased with Company Matching Contributions. The label attached below identifies the number of Shares that were allocated to your account as of August 22, 1997. You may be allocated additional Shares by the Trustee prior to the deadline date of Monday, September 22, 1997. If you decide to tender, you may call the NationsBank Answer Line at 1-800-828-4190 to get the number of Shares as of the date you tender your Shares. Unallocated Shares (for example, Shares that were recently purchased by the Trustee) are not subject to your tender direction. The Trustee will decide whether and, if so, upon what terms, unallocated Shares will be tendered.

REINVESTMENT OF SALE PROCEEDS

       If you direct the Trustee to tender Shares allocated to your account in the Savings Plan, proceeds from the sale of the Shares will be invested in the Prime Fund. In accordance with the Savings Plan's investment transfer provisions, you will be able to transfer amounts from the Prime Fund to the Savings Plan's other investment funds. The first opportunity that you will have to transfer sale proceeds from the Prime Fund to the Savings Plan's other investment funds will be the date that the Savings Plan Trustee posts the payment for the tendered Shares to your Savings Plan accounts, which is expected to occur as soon as practicable following the expiration of the Offer.

       IF YOU TENDER SHARES AND LATER ELECT TO TRANSFER FROM THE PRIME FUND TO THE ETHYL COMMON STOCK FUND, THE CASH WILL BE USED TO PURCHASE COMMON STOCK AT THE MARKET PRICE AT THE TIME OF TRANSFER. ACCORDINGLY, THE REINVESTMENT PURCHASE PRICE MAY BE HIGHER THAN THE SALE PRICE. THIS WOULD RESULT IN A DECREASE IN THE NUMBER OF SHARES CREDITED TO YOUR SAVINGS PLAN ACCOUNT. IT IS ALSO POSSIBLE THAT THE REINVESTMENT PRICE WILL BE LOWER THAN THE TENDER OFFER SALE PRICE, WHICH WOULD RESULT IN AN INCREASED NUMBER OF SHARES BEING CREDITED TO YOUR ACCOUNT. THERE CAN BE NO ASSURANCE OF THE REINVESTMENT PRICE, SINCE IT IS DEPENDENT ON MARKET CONDITIONS AT THE TIME. ALSO, FAVORABLE TAX TREATMENT UNDER THE SAVINGS PLAN MAY BE LOST AS A RESULT OF TENDERING SHARES FROM YOUR ACCOUNT. SEE "POTENTIAL TAX CONSEQUENCES OF TENDERING SHARES" IN THIS MEMORANDUM.

POTENTIAL TAX CONSEQUENCES OF TENDERING SHARES

       TENDERING AND SELLING SHARES FROM YOUR SAVINGS PLAN ACCOUNT NOW COULD RESULT IN THE LOSS OF A FAVORABLE TAX TREATMENT AVAILABLE WITH RESPECT TO ANY SHARES THAT SUBSEQUENTLY ARE DISTRIBUTED TO YOU FROM THE SAVINGS PLAN. Shares that you receive in a distribution from the Savings Plan generally are eligible for favorable tax treatment. Specifically, depending upon the type of distribution, all or a portion of any "net unrealized appreciation" on the Shares is not taxable to you until you sell the Shares. If you tender and sell Shares from your Savings Plan account, any net unrealized appreciation in the Shares that are sold will be lost. In addition, if the proceeds are transferred from the Prime Fund to the Ethyl Common Stock Fund, the cost of the Shares in your account will be recalculated to reflect current market prices of the newly acquired Shares. If your net unrealized appreciation is lost, the amount of tax that you owe immediately upon receipt of a Savings Plan distribution may be greater than if you had not tendered and sold your Shares in the Offer.

CHANGING YOUR INSTRUCTION TO THE TRUSTEE

       As more fully described in Section 4 of the Offer to Purchase, tenders will be deemed irrevocable unless withdrawn by the dates specified therein. If you instruct the Trustee to tender Shares, and you subsequently decide to change your instructions, you may do so by sending a notice of withdrawal to the Trustee. The notice of withdrawal will be effective only if it is in writing and is received by the Trustee at or before 5:00 P.M., New York City time, on Monday, September 22, 1997, at the address set forth on the enclosed return envelope. Any notice of change of instruction to the Trustee must specify your name, your social security number, the number of Shares tendered, whether employee pre-tax, employee after-tax or employer matching shares and the number of Shares to be withdrawn. Upon receipt of a timely written notice of change of instruction to the Trustee, previous instructions to tender with respect to such Shares will be deemed cancelled. If you later wish to retender Shares, you may call your local human resources representative, or George Herceg, Director, Benefits at (804) 788-5472 to obtain a new Election Form. Any new Election Form must be received by the Trustee at or before 5:00 P.M., New York City time, on Monday, September 22, 1997.

IF YOU HAVE QUESTIONS

       If you have any questions about the Offer or any of the other matters discussed above, please call Corporate Investor Communications, Inc., the Information Agent, at (888) 881-0524 (toll free). If you have questions about the Savings Plan, please refer to the Savings Plan SPD. Additional copies of the SPD for the Savings Plan may be obtained from George R. Herceg, Director, Benefits at (804) 788-5472.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY PARTICIPANT AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.

                                 ELECTION FORM
             INSTRUCTIONS FOR TENDER OF SHARES OF ETHYL CORPORATION

Please tender to Ethyl Corporation (the "Company"), on my behalf, the number of Shares indicated below held in the Savings Plan for the Employees of Ethyl Corporation (the "Savings Plan"), which are beneficially owned by me and held by you under the Savings Plan, upon the terms and subject to the conditions contained in the Offer to Purchase of the Company dated August 27, 1997, the receipt of which is acknowledged. I understand that the label that follows sets forth the number of Shares allocated to me as of August 22, 1997, in the various Savings Plan accounts.

Number of Shares to be tendered from my Pre-Tax account:           _____ Shares
Number of Shares to be tendered from my After-Tax account:         _____ Shares
Number of Shares to be tendered from my Employer Matching account: _____ Shares

                                CONDITIONAL TENDER
[ ] Check here if tender of Shares is conditional on the Company purchasing all or a minimum number of the tendered Shares and complete the following:
             Minimum number of Shares to be sold:__________

           PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

                              CHECK ONLY ONE BOX.

            IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED,
                      THERE IS NO PROPER TENDER OF SHARES
  (SHAREHOLDERS WHO DESIRE TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE
                    A SEPARATE ELECTION FORM FOR EACH PRICE
                         AT WHICH SHARES ARE TENDERED.)

[ ]  $7.750    [ ]  $8.125    [ ]  $8.500    [ ]  $8.875     [ ]  $9.125
[ ]  $7.875    [ ]  $8.250    [ ]  $8.625    [ ]  $9.000     [ ]  $9.250
[ ]  $8.000    [ ]  $8.375    [ ]  $8.750

       THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

       THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED.

Signature: __________________________________________________________________

Name: _______________________________________________________________________
                                 (Please Print)

_____________________________________________________________________________
                          (Taxpayer Identification or
                            Social Security Number)

_____________________________________________________________________________


Address: _____________________________________________________________________
                              (Including Zip Code)

Area Code and Telephone Number: ______________________________________________

Date: _________________________________________ , 1997

       IMPORTANT:     THIS SAVINGS PLAN PARTICIPANT'S ELECTION FORM (OR A
                      FACSIMILE THEREOF) MUST BE RECEIVED BY THE TRUSTEE PRIOR
                      TO 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 22,
                      1997.